Exhibit 12
Avis Budget Group, Inc.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

	Nine Months Ended
	September 30,
	2006	2005
Earnings before fixed charges:
Income (loss) from continuing operations before income taxes	$(669)	$5
Plus: Fixed charges	566	395

Earnings available to cover fixed charges	$(103)	$400

Fixed charges (a):
Interest, including amortization of deferred financing costs (b)	$519	$353
Interest portion of rental payment	47	42

Total fixed charges	$566	$395

Ratio of earnings to fixed charges (c)	—	1.01x

(a)	Consists of interest expense on all indebtedness (including amortization of deferred financing costs and capitalized interest) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

	Nine Months Ended
	September 30,
	2006	2005
Related to debt under vehicle programs	$282	$224
All other	237	129

(b)	Does not include interest expense from discontinued operations of $73 million and $112 million for the nine months ended September 30, 2006 and 2005, respectively.

(c)	Earnings were not sufficient to cover fixed charges for the nine months ended September 30, 2006.
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